AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”), dated November 4, 2011 is entered into by and between LIFECELL CORPORATION, a Delaware corporation, having its principal place of business at One Millennium Way, Branchburg, New Jersey 08876 (“Employer”), and LISA COLLERAN (“Employee”).
The Employer desires to continue to employ Executive and to enter into an amended and restated employment agreement embodying the terms of such employment; and
Executive desires to accept such continued employment and enter into such an amended and restated employment agreement.
This Agreement is contingent upon the consummation of the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of July 12, 2011 (the “Merger Agreement”), by and among Kinetic Concepts, Inc., a Texas corporation, Chiron Holdings, Inc., a Delaware corporation, and Chiron Merger Sub, Inc., a Delaware corporation. As of the consummation of the Transactions (the “Effective Date”), this Agreement will replace and supersede the Employment Agreement between the Company and Executive dated April 7, 2008, as amended (the “Prior Agreement”). In the event that the Merger Agreement is terminated without the Transactions being consummated, this Agreement shall be null and void ab initio and have no further force and effect, and the Prior Agreement shall remain in effect in accordance with its terms.
In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee, intending to be legally bound, hereby agree as follows:
ARTICLE I
EMPLOYMENT; POSITION, DUTIES AND RESPONSIBILITIES

Section 1.01      Employment. Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby accept, such continued employment, upon the terms and subject to the conditions set forth in this Agreement.
Section 1.02      Position, Duties and Responsibilities. During the Term (as defined in Section 2.01 below), Employee shall serve as the President of Employer and shall have such responsibilities, duties and authority consistent with such position as may, from time to time, be assigned by the Board of Directors of Chiron Holdings GP, Inc. (the “Board”) and the Chief Executive Officer of the combined businesses of Kinetic Concepts Inc. and LifeCell Corporation. Employee shall report to both the Board and the Chief Executive Officer of the combined businesses of Kinetic Concepts Inc. and LifeCell Corporation. Employee’s employment by Employer shall be full-time and exclusive to Employer, Employee shall serve Employer faithfully and to the best of Employee’s ability, and Employee shall devote all of Employee’s business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its affiliates) and the promotion of its interests.
ARTICLE II
TERM; TERMINATION OF PRIOR AGREEMENT

Section 2.01      Term of Employment. Subject to the consummation of the Transactions contemplated by the Merger Agreement, this Agreement shall be effective as of the Effective Date and shall continue until terminated by either Employer or Employee pursuant to Article IV hereof (the “Term”).
Section 2.02      Termination of Prior Agreement. As of the Effective Date, Employee acknowledges and agrees that the Prior Agreement shall be terminated in full and that she shall not be entitled to any rights or benefits thereunder, including any rights to claim Good Reason (as defined in Section 4.02(d)(ii) below) with respect to actions, failures or other events that occurred prior to the Effective Date.
ARTICLE III
COMPENSATION AND EXPENSES

Section 3.01      Compensation and Benefits. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):
(a)    Base Salary. During the Term, Employer shall pay to Employee a base salary at the rate of $460,000 on an annualized basis (the “Base Salary”). Employee’s Base Salary shall be subject to periodic adjustments (but not decreases) as the Board shall, in its sole discretion, deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as it may be adjusted from time to time. Base Salary shall be payable in accordance with the customary payroll practices of Employer.
(b)    Annual Bonus. During the Term, Employee also will be eligible to participate in Employer’s incentive compensation plan in place from time to time and applicable to similarly situated employees. Employer reserves the right to amend or rescind the incentive compensation plan at any time in its discretion. In connection with Employee’s participation in the incentive compensation plan, Employee will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). The amount of the Annual Bonus, if any, will be determined by the Board in its discretion and will be related to the achievement of agreed upon management objectives, which objectives shall be determined by the Board. Employee’s target Annual Bonus for calendar year 2011 is 80% of Base Salary on an annualized basis in effect as of the Effective Date and such Annual Bonus for 2011 will otherwise be calculated and determined in accordance with the 2011 bonus objectives, goals and/or matrices in place immediately prior to the Effective Date. The Annual Bonus, if any, will be determined as of the end of each calendar year during the Term and shall be payable within seventy-five (75) days following the end of such calendar year. Except as otherwise specifically set forth in Section 4.02 below, to be eligible to receive the Annual Bonus, or any portion thereof, Employee must be employed by Employer at the time the amount of the Annual Bonus, if any, is determined.
(c)    Retention Bonus. Employee acknowledges that the retention bonus described in the Prior Agreement has been paid in full by the Employer as of the Effective Date.
(d)    Equity Compensation. During the Term, pursuant to the terms and conditions of any equity compensation plan as may be in place on or after the Effective Date, Employee shall be eligible to receive, from time to time, awards in amounts, and subject to such terms, conditions and restrictions, as determined by the General Partner of Chiron Guernsey Holdings L.P. Inc. in its sole discretion. Awards granted to Employee, if any, will be subject the terms and conditions established within any equity compensation plan of the Employer as may be in place on or after the Effective Date, as applicable, and the award agreement between Employer and Employee that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of options or stock appreciation rights; the restricted period and/or other restrictions such as performance objectives relating to restricted stock and restricted stock unit awards).
(e)    Benefits. During the Term, Employee shall be entitled to participate in all Employer’s employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements, enrollment criteria and the other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.
(f)    Vacation Sick and Personal Days. During the Term, Employee shall be entitled to paid sick days and other paid time off in accordance with Employer’s policies with respect to such sick days and other paid time off in place from time to time; provided, however, in no event shall Employee be entitled to fewer than thirty three (33) days of sick and other paid time off per calendar year.
Section 3.02      Expenses. Employee shall be entitled to receive reimbursement from Employer for reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.

ARTICLE IV
TERMINATION

Section 4.01      Events of Termination. This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:
(a)    Death. In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate on the date of death.
(b)    Disability. In the event Employee becomes Disabled within the meaning of Section 409A(a)(2)(C), Employer may terminate this Agreement and Employee’s employment hereunder upon giving notice of termination to Employee.
(c)    Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined below) upon giving notice of termination to Employee. For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony or a criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act in respect of Employer or its successors, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations or reputation of Employer or its successors (monetarily or otherwise), (iv) material violation of Employer’s policies or procedures in effect from time to time, (v) material failure to perform Employee’s duties as assigned to Employee from time to time; provided, however, to the extent such failure is subject to cure, Employee will have a reasonable opportunity to cure such non-performance after written notice thereof, (vi) breach of the terms of the Confidentiality, Assignment of Contributions and Inventions, Non-Competition, and Non-Solicitation Agreement dated April 7, 2008 (the “Restrictive Covenants Agreement”) attached hereto as Exhibit B, or (vii) other material breach of Employee’s representations, warranties, covenants and other obligation under this Agreement; provided, however, to the extent such breach of a covenant or other obligation is subject to cure, Employee will have a reasonable opportunity to cure such breach after written notice thereof.
(d)    Without Cause by Employer. Employer may, at its option, at any time terminate this Agreement and Employee’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee’s death or Disability) by giving written notice of termination to Employee.
(e)    Termination By Employee. Employee may terminate this Agreement and Employee’s employment hereunder for any reason or no reason by giving thirty (30) days prior written notice of termination to Employer. Following Employee’s delivery of written notice of termination to Employer, Employer reserves the right to accept Employee’s notice of termination and to accelerate such notice and make Employee’s termination effective immediately, or on any other date prior to Employee’s intended last day of work as Employer deems appropriate.

(f)    Mutual Agreement. This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.
Section 4.02      Employer’s Obligations Upon Termination.
(a)    Termination by Employer for Cause; Termination by Employee; Mutual Agreement. In the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(c), 4.01(e), or 4.01(f) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay to Employee any Base Salary earned, but not yet paid, prior to the effective date of such termination, (ii) pay to Employee any Annual Bonus that was determined, but not yet paid, prior to the effective date of such termination, (iii) reimburse Employee, within 60 days following submission by Employee to the Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer policy prior to the date of Employee’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Employer within 90 days following the date of Employee’s termination of employment, and (iv) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice (clauses (i), (ii), (iii), and (iv) of this sentence are collectively referred to herein as the “Accrued Obligations”).
(b)    Death; Disability. Subject to Section 5.18, in the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Sections 4.01(a) or 4.01(b) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s or Employee’s estate’s, as applicable, execution, delivery within twenty-one (21) days (or forty-five days (45) for a group termination) following receipt by Employee or Employee’s estate, as applicable, and non-revocation of a general release in the form as attached as Exhibit A hereto (the “Release”); provided, however, the Release will preserve (a) Employee’s rights, if any, to indemnification by Employer, (b) Employee’s rights, if any, as a shareholder of Employer, and (c) Employee’s rights, if any, under the terms of this Agreement that are intended to survive the termination of this Agreement and Employee’s employment hereunder), pay to Employee or Employee’s estate, as applicable, the Prorata Bonus (as defined below). Employer agrees that it shall deliver the Release to Employee (or her estate, if applicable), within five (5) calendar days following the effective date of termination. The Prorata Bonus shall be payable in a lump sum on the next regular paydate following 60 days after the date of Employee’s termination of employment with Employer; provided, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the Prorata Bonus shall not be paid until the second of such two calendar years (regardless of whether Employee delivers the required Release in the first calendar year or in the second calendar year). As used in this Agreement: “Prorata Bonus” shall mean the product of: (A) the greater of (x) the Annual Bonus that Employee received attributable to performance during the full fiscal year immediately prior to the date of Employee’s termination of employment with Employer, or (y) Employee’s target Annual Bonus for the fiscal year in which the date of termination of Employee’s employment with Employer occurred; and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the effective date of Employee’s termination of employment and the denominator of which is 365.
(c)    Termination by Employer without Cause or by Employee for Good Reason. Subject to Section 5.18 and subject to Employee’s continued compliance with the provisions of the restrictive covenants contained in the Restrictive Covenants Agreement attached hereto as Exhibit B, in the event of a termination of this Agreement and Employee’s employment hereunder pursuant to Section 4.01(d) (and Section 4.01(e) in the case of a termination of employment for Good Reason) above, then this Agreement and Employee’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay and/or provide, as applicable, the Accrued Obligations, and (ii) subject to Employee’s execution, delivery within twenty-one (21) days (or forty-five days (45) for a group termination) following receipt by Employee, and non-revocation of the Release attached hereto as Exhibit A, (a) pay to Employee an aggregate amount equal to the Salary Continuation Payment (as defined below) and the Prorata Bonus (collectively, the “Severance Payment”); provided, however, that if a termination by the Company without Cause or a termination by Employee for Good Reason takes place upon or within 24 months of a Change in-Control (as defined below), the term “Severance Payment” shall mean two times the sum of Employee’s then-current annual base salary and Employee’s then-current annual target bonus), and (b) if Employee timely elects COBRA coverage and (1) provided Employee continues to make contributions to such continuation coverage equal to Employee’s contribution in effect immediately preceding the date of Employee’s termination of employment, Employer shall pay the remaining portion of Employee’s healthcare continuation payments under COBRA for a twelve (12)-month period following the date of Employee’s termination of employment with Employer, and (2) provided that Employee’s COBRA coverage remains in effect, during the period commencing on the twelve (12)-month anniversary and ending on the eighteen (18)-month anniversary of Employee’s termination of employment with Employer, Employer shall absorb the entire cost of Employee’s health care continuation coverage under COBRA. In the event that Employee becomes eligible to obtain healthcare coverage from a new employer, Employer’s obligation to pay its portion or all, as applicable, of Employee’s healthcare continuation payments shall cease. Employee understands and acknowledges that Employee is obligated to inform Employer (or its successor) if Employee becomes eligible to obtain healthcare coverage from a new employer before the eighteen (18)-month anniversary of Employee’s termination of employment. Employer agrees that it shall deliver the Release to Employee within five (5) calendar days following the effective date of termination. The Severance Payment shall be payable in a lump sum on the next regular paydate 60 days after the date of Employee’s termination of employment with Employer; provided, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the Severance Payment shall not be paid or commence, as applicable, until the second of such two calendar years (regardless of whether Employee delivers the required Release in the first calendar year or in the second calendar year). As used in this Section 4.02(c), the term “Salary Continuation Payment” shall mean an amount equal to the product of: (i) one (1); and (ii) Employee’s annualized Base Salary in effect immediately prior to the date of termination of Employee’s employment with Employer.
(d)    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
(i)    “Good Reason” means (A) the failure of Employer or its successor, without Employee’s prior consent, to pay any amounts due to Employee or to fulfill any other material obligations to Employee under this Agreement, other than failures that are remedied by Employer or its successor within 30 days after receipt of written notice thereof given by Employee; (B) an action by Employer or its successor that results in a material diminution, without Employee’s prior consent, in Employee’s duties and responsibilities (other than isolated actions not taken in bad faith and that are remedied by Employer or its successor within 30 days after receipt of written notice therefor given by Employee), as determined by balancing (x) any increase or decrease in the scope of Employee’s duties and responsibilities against (y) any increase or decrease in the relative sizes of the business, activities or functions (or portions thereof) for which Employee has responsibility; provided, however, that none of (I) a change in Employee’s title, or (II) a change in the hierarchy, either individually or in the aggregate, shall be considered Good Reason; (C) any material decrease in Employee’s annualized Base Salary; or (D) any additional move of the offices of Employer or its successor without Employee’s consent such that Employee would be required to commute more than 25 miles more each way than Employee commutes immediately prior to the relocation, after Employer’s scheduled relocation pending on the date hereof has been completed.
Notwithstanding the foregoing, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for “Cause,” shall not constitute a “Good Reason.” Employee shall be deemed to have consented to any act or event that would otherwise give rise to “Good Reason,” unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event constituting Good Reason.
(ii)    “Change in-Control” has the same meaning as “Change of Control” as set forth in the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 4, 2011, as may be amended and/or restated from time to time. In addition to the foregoing, consummation of the Transactions contemplated by the Merger Agreement shall constitute a “Change in-Control” for purposes of this Agreement.
ARTICLE V
MISCELLANEOUS

Section 5.01      Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer, its affiliates and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of the assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns. Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of Employer.
Section 5.02      Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, addressed in the case of Employer to:
LifeCell Corporation
One Millennium Way
Branchburg, New Jersey 08876
Attn: General Counsel
and, in the case of Employee, to Employee’s most recent address as reflected in Employer’s payroll records.
Any party may notify the other party in writing of the change in address by giving notice in the manner provided in this Section 5.02. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.
Section 5.03      Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement. Employee acknowledges and confirms that the terms of the Restrictive Covenants Agreement, attached hereto as Exhibit B and executed by Employee, are incorporated herein by reference. The Restrictive Covenants Agreement shall survive the termination of this Agreement and Employee’s employment by Employer for the applicable period(s) set forth therein.
Section 5.04      Entire Agreement. This Agreement and the Restrictive Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and Employee’s employment with Employer and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement or the Restrictive Covenants Agreement. Neither this Agreement nor the Restrictive Covenants Agreement may be changed or modified except by an instrument in writing, signed by both Employer and Employee.
Section 5.05      Indemnification; D&O Insurance. Employer shall indemnify Employee against all claims arising out of Employee’s actions or omissions occurring during Employee’s employment with Employer to the fullest extent provided (A) by Employer’s Certificate of Incorporation and/or Bylaws, (B) under Employer’s Directors and Officers

Liability and general insurance policies, and (C) under the Delaware General Corporation Law, as each may be amended from time to time. Employer agrees that it will continue to maintain Directors and Officers Liability and general insurance policies to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.
Section 5.06      Representation and Warranties. Employee represents and warrants to Employer that (i) Employee has the legal capacity to execute and perform this Agreement, (ii) this Agreement and the Restrictive Covenants Agreement are valid and binding agreements enforceable against Employee according to their terms, and (iii) the execution and performance of this Agreement by Employee does not violate or conflict with the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound.
Section 5.07      No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.07 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.
Section 5.08      Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.
Section 5.09      Limitation as to Amounts Payable. Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit Employee would receive from Employer (or its successor) (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to Employee. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Employee. For greater clarity, for purposes of such reductions, if applicable, cash payments will be reduced prior to the reduction of any equity acceleration, and any later cash payments will be reduced prior to the reduction of any earlier cash payments. The accounting firm engaged by Employer for general audit purposes as of the day prior to the Effective Date shall perform the foregoing calculations and shall make any and all determinations regarding the order in which payments or benefits shall be reduced, if applicable. If the accounting firm so engaged by Employer is unwilling or unable to make such determinations, Employer shall appoint a nationally recognized accounting firm to make the determinations required under this Section 5.09. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made under this Section 5.09. The accounting firm engaged to make the determinations under this Section 5.09 shall provide its calculations, together with detailed supporting documentation, to Employer and Employee as soon as practicable after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employer (or its successor) or Employee) or such other time as requested by Employer or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer (or its successor) with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.09 shall be final, binding, and conclusive upon Employer (or its successor) and Employee.
Section 5.10      No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
Section 5.11      Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
Section 5.12      Governing Law and Dispute Resolution. Any and all actions or controversies arising out of this Agreement, Employee’s employment or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. Except with respect to Employer’s and Employee’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to the Restrictive Covenants Agreement), any dispute, controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement, Employee’s employment or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including without limitation any claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Employer’s New Jersey office. The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final and binding upon the parties. The parties agree that this Section 5.12 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to the Restrictive Covenants Agreement. Employer shall pay the fees of the arbitrator and each party shall be responsible for its own legal fees, costs of its experts and expenses of its witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. Employer and Employee acknowledge that it is the intention of the parties that this Section 5.12 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Civil Rights Act, and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Employee’s employment or termination thereof. Employer and Employee knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that Employee and Employer are each waiving any rights to a jury trial.
Section 5.13      Validity. The invalidity or enforceability of any provision or provisions of this Agreement or the Restrictive Covenants Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement or the Restrictive Covenants Agreement, which shall remain in full force and effect.
Section 5.14      Employee Withholdings and Deductions. All payments to Employee hereunder shall be subject to such withholding and other employee deductions as may be required by law.
Section 5.15      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
Section 5.16      Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.
Section 5.17      Survival. The terms of Section 4.02 and Article V of this Agreement and the terms of the Restrictive Covenants Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.
Section 5.18      Compliance with IRC Section 409A. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Employer and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Employer does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and none of the Employer or any subsidiary or affiliate of the Employer shall have any liability to Employee with respect thereto.
Notwithstanding anything in the Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and Employee is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code, no payments in this Agreement that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day.
For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.
With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.
For the avoidance of doubt, it is intended that any indemnification payment to Employee or expense reimbursement made hereunder shall be exempt from Section 409A.

Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of Employee’s taxable year following the year in which the expense was incurred and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.
EMPLOYER:

LIFECELL CORPORATION

By:	Name: Title: General Counsel
EMPLOYEE:

By:
Lisa Colleran